Exhibit 1.04

                                 AMENDMENT NO. 1
                                       TO
                             BROKER-DEALER AGREEMENT

     THIS AMENDMENT NO. 1 TO BROKER-DEALER AGREEMENT (the "Amendment") is entered into and made as of the 17th day of January, 2001, by and between Medical Capital Management, Inc., a Delaware corporation (the "Issuer"), and Metropolitan Investment Securities, a Washington corporation (the "Broker-Dealer" and together with the Issuer, the "Parties").

                                    RECITALS

     WHEREAS, the Issuer and the Broker-Dealer entered into that certain Broker-Dealer Agreement (the "Agreement"), between the Parties, as of the 19th day of October, 2000, for the purpose of engaging Broker-Dealer to offer, sell and distribute certain secured notes (the "Notes") of the Issuer on a best-efforts basis (the "Offering").

     WHEREAS, in accordance with the rules of the National Association of Securities Dealers, the compensation payable to the Broker-Dealer under the Agreement for sales of Notes in the Offering must be amended as hereinafter set forth.

     NOW,   THEREFORE,   in   consideration   of  their  mutual   covenants  and
undertakings, the Parties do hereby agree as follows:

     The following Section 1.1 shall be added to the Agreement:

     "SECTION 1.1. LIMITATIONS ON SALES. Notwithstanding anything contained herein to the contrary, the total amount of Class C Notes that may be sold in the Offering by all brokers combined will not exceed $20,000,000 in aggregate principal amount and the total amount of Class D Notes that may be sold in the Offering by all brokers combined will not exceed $10,000,000 in aggregate principal amount."

     Section 9 of the Agreement is deleted in its entirety and replaced with the following:

     "SECTION 9. COMPENSATION. Issuer shall compensate Broker-Dealer in an amount equal to 3.5% to 9.5% of the principal amount of the Notes sold by that Broker-Dealer, as set forth on Exhibit A. Said compensation shall be due and payable within ten days of receipt of good funds by the Issuer as payment in full of the purchase price of the Notes sold by the Broker-Dealer."

     Exhibit A to the Agreement shall be deleted in its entirety and replaced with Exhibit A attached to this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                    MEDICAL CAPITAL MANAGEMENT, INC.

                                    By: /s/ Joseph J. Lampariello
                                        ----------------------------------------
                                        Joseph J. Lampariello,
                                        Chief Operating Officer


                                    BROKER DEALER


                                    METROPOLITAN INVESTMENT SECURITIES

                                    By: /s/ Anthony Pizelo
                                        ----------------------------------------
                                        Anthony Pizelo, General Manager/V.P.

                                    EXHIBIT A


                           TO: BROKER-DEALER AGREEMENT

         This Agreement provides for the following commission rate structure based on the class of Note sold.

         CLASS A  - Commission paid at the rate of   3.5%

         CLASS B  - Commission paid at the rate of   6.5%

         CLASS C  - Commission paid at the rate of   8.5%

         CLASS D  - Commission paid at the rate of   9.5%